Exhibit 23(1)

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-77318) pertaining to the 1993 Stock Award and Incentive Plan of American Biltrite Inc., the Registration Statement (Form S-8 No. 333-84667) pertaining to the 1993 Stock Award and Incentive Plan as Amended and Restated as of March 4, 1997 of American Biltrite Inc., and the Registration Statement (Form S-8 No. 333-84669) pertaining to the 1999 Stock Option Plan for Non-Employee Directors of American Biltrite Inc., of our report dated April 10, 2003, with respect to the consolidated financial statements and schedule of American Biltrite Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2002.


                                       /s/ Ernst & Young LLP

Boston, Massachusetts
April 10, 2003


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